Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	Matt Glover or Michael Koehler
Vice President Finance and CFO	(949) 574-3860
(650) 261-3677	LNDC@liolios.com

Landec Corporation Reports Fiscal Fourth Quarter

and Full Year 2014 Results

Landec’s Fiscal 2014 Revenues Increase to a Record $476.8 Million Driven by Strong Sales

of New Eat Smart® Superfood Products and Lifecore Products.

MENLO PARK, CA – July 29, 2014 – Landec Corporation (NASDAQ: LNDC), a Company that develops and markets innovative and proprietary products for healthy living applications in food and biomedical markets, reported results for the fiscal 2014 fourth quarter and fiscal year ended May 25, 2014.

Summary of Fiscal Fourth Quarter 2014 Results

●

Consolidated revenues increased 13% to $120.9 million with Apio's value-added vegetable business up 13% and Apio’s export business up 26% compared to the fourth quarter of last year. Revenues for the Lifecore Biomedical business were essentially flat compared to the fourth quarter of last year due to lower sales of fermentation products.

●	Net income was $4.5 million or $0.17 per share equaling the fourth quarter of last year.
●

Cash and marketable securities totaled $14.2 million at year end after generating $21.0 million in cash flows from operations and after spending $14.9 million primarily for capacity expansion and reducing debt by $9.9 million during fiscal 2014. The Company had $27.7 million available under its lines of credit as of May 25, 2014.

“During the fourth quarter and for all of fiscal 2014 Apio, Landec’s food subsidiary, continued to grow its traditional core packaged vegetable products as well as its new vegetable salad kit products that feature nutrient-dense superfoods,” stated Gary Steele, Landec’s Chairman and CEO. “Lifecore, Landec’s biomaterials subsidiary, continued to experience increased sales in its aseptic filling business and continues to expand its operating capacity for anticipated increases in demand. Also during the fourth quarter, the Company completed a comprehensive five-year strategic plan that identifies numerous growth opportunities and margin enhancement initiatives which the Company will begin implementing in fiscal 2015. Our key five-year financial goals are to grow the revenues of our two core businesses, Apio’s value-added vegetable business and Lifecore’s biomaterials business, by a combined 10% on average and to increase our overall margins each year for the next five years.”

Fiscal Fourth Quarter 2014 Results

Revenues in the fourth quarter of fiscal 2014 increased 13%, or $13.8 million, to $120.9 million, compared to $107.1 million in the year-ago quarter. The improvement was primarily due to an $11.3 million, or 13%, increase in revenues in Apio’s value-added businesses (which includes Apio’s fresh-cut specialty packaged vegetable business, Apio Cooling and Apio Packaging) and a $3.0 million, or 26%, increase in revenues in Apio’s export business. Lifecore revenues were essentially flat at $8.2 million compared to the fourth quarter of last year.

The 13% increase in revenues from Apio’s value-added businesses resulted from a 12% increase in volume sales and a favorable product mix including higher priced new products. The increase in revenues in Apio’s export business was due to a 31% increase in sales volumes due to better availability of produce for export during the quarter compared to the year-ago quarter.

Net income in the fourth quarter of fiscal 2014 was flat at $4.5 million or $0.17 per share compared to the fourth quarter of last year.

Net income in the fourth quarter was increased by:

(1)   a $3.7 million increase in gross profit in Apio’s value-added vegetable business as a result of increased revenues and a favorable product mix resulting in gross margin improving to 12.2% in the fourth quarter of this year compared to 9.5% in the year-ago quarter, and;

(2)   a $458,000 increase in gross profit in Apio’s export business due to increased revenues and a favorable product mix of sales of higher margin products resulting in gross margin improving to 9.0% in the fourth quarter of this year compared to 7.4% in the year-ago quarter.

Net income in the fourth quarter was decreased by:

(1)   a $721,000 decrease in gross profit at Lifecore due to an unfavorable product mix compared to the fourth quarter of last year;

(2)   a $1.9 million increase in operating expense due to higher sales and marketing expenses at Apio to promote and introduce our new line of products and from higher G&A expenses at Corporate compared to the fourth quarter of last year primarily due to the reversal of the full annual fiscal 2013 bonus accrual during the fourth quarter of last year, and;

(3)   a $1.3 million increase in the income tax expense.

Fiscal 2014 Results

Revenues for fiscal 2014 increased 8%, or $35.1 million, to $476.8 million, compared to $441.7 million last year. The improvement was primarily due to a $40.3 million, or 13%, increase in revenues from Apio’s value-added businesses and a $4.4 million, or 11%, increase in revenues at Lifecore resulting from increased sales to existing customers and from increased product development revenue.

The 13% increase in revenues from Apio’s value-added businesses was primarily due to increased volume sales and a favorable product mix including higher priced salad kit products. The increase in Apio’s value-added revenues was partially offset by the expected $8.7 million decrease in revenues in Apio’s export business primarily due to an expected decline in volume sales primarily resulting from Indonesian import quotas on fruit.

Net income for fiscal 2014 was $19.1 million or $0.71 per share compared to $22.6 million or $0.85 per share last year. The decrease in net income in fiscal 2014 compared to last year was primarily a result of a $3.9 million, or $0.15 per share, increase in net income in fiscal 2013 from a one-time earn-out adjustment associated with the acquisition of GreenLine Foods.

Operationally there were numerous items that impacted net income during fiscal 2014 compared to last year.

The primary areas that increased net income were:

(1)   a $1.4 million increase in gross profit at Lifecore, and;

(2)   a $1.9 million increase in the change in the fair market value of the Company’s investment in Windset over the $8.1 million increase recorded last year.

These increases in net income were offset by:

(1)   a $3.9 million increase in net income in fiscal 2013 from a one-time earn-out adjustment associated with the acquisition of GreenLine Foods;

(2)   a $1.1 million increase in the income tax expense;

(3)   an $857,000 decrease in gross profit at Corporate due to revenues generated from R&D contracts that were started and completed during fiscal 2013, and;

(4)   a $759,000 decrease in gross profit in Apio’s value-added vegetable business due to operational variances, primarily resulting from increased labor costs and produce quality and yield issues during the first six months of fiscal 2014.

In addition, during fiscal 2014 the Company generated $21.0 million in cash flow from operations and invested $14.9 million in capital primarily for capacity expansion to meet the ever increasing demand for its products, particularly those products introduced by Apio and Lifecore in the last two years.

Management Comments and Guidance for Fiscal 2015 and Early Look at Fiscal 2016

“The Board and I are pleased with the outcome of our strategic planning process. As a management team, we are focused on growing Landec’s core food and biomedical materials businesses for the long term which will be accomplished by achieving our five-year strategic plan,” said Steele. “The achievement of our long-term goal of growing our core businesses began in fiscal 2014 with the completion of the integration of GreenLine into Apio, investments in capacity expansion at both Apio and Lifecore and the appointment of a new Director, Dr. Al Bolles, who leads the Research, Quality & Innovation and Supply Chain organizations for ConAgra Foods, one of North America’s largest packaged food companies.”

“Fiscal 2015 is going to be a year in which Landec makes significant investments in both Apio and Lifecore. The Company plans to invest heavily in its Eat Smart® specialty packaged produce products, which utilize our proprietary BreatheWay® technology to extend the shelf-life of our products. We believe our products are ‘on trend’ with North American consumers who are increasingly equating healthy eating with healthy living. At Lifecore, the plan is to invest in its aseptic filling business to meet the increasing demand of the medical and pharmaceutical markets. The Company is stepping up its overall investments in new product development, sales and marketing and production, including significant capacity expansion at Apio. These investments are expected to result in increasingly profitable returns and top line growth in the upcoming years as the Company transitions its product mix to higher margin products.

“In addition, as recently announced, we have purchased an additional 6.8% of Windset common stock and 8.5% of Windset outstanding junior preferred stock for an aggregate price of $11.0 million. We now own 26.9% of Windset’s common stock up from 20.1%. We believe Windset is the most advanced and highest yielding hydroponic greenhouse vegetable producer in North America. Our ownership of Windset positions Apio and Windset to capitalize on the healthy living trends which are driving increased consumer demand for fresh produce available twelve months a year.

“Also, in conjunction with the increased investment in Windset, Apio secured a new $25 million equipment loan from GE Capital that carries a 3.53% fixed interest rate with a 5-year term and a 7-year amortization period. Additionally, Apio’s line of credit with GE Capital has been increased to $40 million from $25 million and the interest rate has been reduced to Libor plus 1.75% from the prior Libor plus 2.0%. The term of the amended line of credit is 5 years.”

Looking to fiscal 2015, we expect Landec consolidated revenues to increase 7-8% compared to fiscal 2014 and surpass $0.5 billion in revenues for the first time in Landec’s history. We expect net income to be flat as we make significant investments in marketing and sales, labor, produce sourcing and capital for future growth. For Apio, we expect revenues to grow 9-10% and operating income to grow 25-30%. For Lifecore, we expect revenues to be down 5-10% and operating income to be down 30-35% as a result of the one-time inventory reduction during fiscal 2015 by one of Lifecore’s customers.

The increases in net income in fiscal 2015 compared to fiscal 2014 are expected to be due to:

1)	Increased sales of our higher margin new products at Apio, specifically our vegetable salad kits and our stir fry kits.
2)	Growth of core product sales in both Apio’s value-added and export businesses.
3)	Growth in the fresh-cut vegetable category.
4)	Lower negative operational variances in Apio’s value-added vegetable business, driven primarily by improved strategies for produce sourcing and increased plant operational efficiencies.

These increases in net income are expected to be offset by:

1)

A one-time reduction in the annual purchase of HA from one of Lifecore’s major customers. We expect this customer’s purchases in fiscal 2015 will be reduced by 50% compared to fiscal 2014 as they align their inventory carrying levels with stated corporate guidelines. The customer has informed us they intend to resume previous purchasing levels starting in fiscal 2016.

2)

Windset deciding to take a one year pause on additional expansion in order to concentrate on optimizing its recently completed six million square foot California hydroponic greenhouse operation. As a result, the Company expects Windset’s fair market value to continue to increase in fiscal 2015 but the change is expected to be lower than the change in fiscal 2014.

3)

A significant increase in new product development and sales support and marketing activities at Apio focused on expanding and promoting our vegetable salad kits and stir fry kits to club, retail and food service customers and for promotions to the end consumer.

4)

Significant cost increases in Apio’s value-added vegetable business including increases in produce sourcing costs and contract labor compensation and benefits, primarily resulting from significant increases in California labor rates this coming year.

5)	Bonuses in the fiscal 2015 plan which assumes the plan is achieved compared to no bonuses paid to Corporate or Apio management in fiscal 2014.

Looking forward to fiscal 2016, we anticipate the Lifecore customer who is reducing their inventory levels in fiscal 2015 will resume their historical order patterns in fiscal 2016. We also anticipate Windset will begin expanding its operations again and we believe our new Apio products will continue to expand and grow. As a result, we believe consolidated revenues could grow by as much as 10% in fiscal 2016 compared to fiscal 2015 with early estimates of net income increasing by up to 40% to approximately $1.00 per share.

Conference Call

Landec senior management will host a conference call tomorrow to discuss its results for the fourth quarter and fiscal 2014, followed by a question and answer period. The live webcast can be accessed directly at www.landec.com/earningscall or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, July 30, 2014

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Direct Webcast link: www.landec.com/earningscall

To participate in the conference call via telephone, dial toll-free (866) 253-5757 or (703) 639-1206. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact Liolios Group at (949) 574-3860.

A replay of the call will be available through Wednesday, August 6, 2014 by calling toll-free (888) 266-2081 or direct (703) 925-2533, and entering code #1641330.

About Landec Corporation

Landec Corporation is a company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America based on combining Landec’s proprietary food packaging technology and the strength of two major national brands, Eat Smart® and GreenLine®, with the capabilities of large scale processing and national distribution. Lifecore Biomedical, a subsidiary of Landec, is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. In addition, Lifecore Biomedical provides specialized aseptic fill and finish services in a cGMP validated manufacturing facility for supplying commercial, clinical and pre-clinical products. For more information about the Company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 26, 2013 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

LANDEC CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	May 25, 2014	May 26, 2013
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$14,243	$15,263
Accounts receivable, net	44,725	36,743
Taxes receivable	2,000	5,103
Inventories, net	24,735	24,113
Deferred taxes	2,056	1,582
Prepaid expenses and other current assets	3,170	2,856
Total Current Assets	90,929	85,660

Investments in non-public companies	40,393	30,393
Property and equipment, net	74,140	65,811
Intangible assets, net	106,768	107,654
Other assets	1,393	1,424
Total Assets	$313,623	$290,942

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$32,115	$32,256
Accrued compensation	4,096	4,984
Other accrued liabilities	4,871	2,332
Deferred revenue	1,254	1,248
Lines of credit	—	4,000
Current portion of long-term debt	6,055	5,933
Total Current Liabilities	48,391	50,753

Long-term debt, less current portion	28,317	34,372
Deferred taxes	30,133	24,054
Other non-current liabilities	2,021	1,349

Stockholders' Equity
Common stock	27	26
Additional paid-in capital	131,488	126,258
Retained earnings	71,554	52,409
Total Stockholders' Equity	203,069	178,693
Non-controlling interest	1,692	1,721
Total Equity	204,761	180,414
Total Liabilities and Stockholders’ Equity	$313,623	$290,942

LANDEC CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per-share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	May 25, 2014	May 26, 2013	May 25, 2014	May 26, 2013
Product sales	120,929	107,113	476,813	441,708

Cost of product sales	104,786	94,083	414,249	378,948

Gross profit	16,143	13,030	62,564	62,760

Operating costs and expenses:
Research and development	1,636	2,652	7,204	9,294
Selling, general and administrative	9,201	6,265	35,170	32,531
Change in value of contingent consideration	—	—	—	(3,933)
Total operating costs and expenses	10,837	8,917	42,374	37,892
Operating income	5,306	4,113	20,190	24,868

Dividend income	281	281	1,125	1,125
Interest income	77	75	260	179
Interest expense	(394)	(482)	(1,650)	(2,008)
Other income	1,900	1,812	10,000	8,100
Net income before taxes	7,170	5,799	29,925	32,264
Income taxes	(2,555)	(1,214)	(10,583)	(9,452)
Consolidated net income	4,615	4,585	19,342	22,812
Non-controlling interest	(73)	(66)	(197)	(225)
Net income available to common stockholders	$4,542	$4,519	$19,145	$22,587

Diluted net income per share	$0.17	$0.17	$0.71	$0.85

Shares used in diluted per share computations	27,212	26,929	27,120	26,626

LANDEC CORPORATION

FOURTH QUARTER ENDED MAY 25, 2014

QUESTIONS & ANSWERS

1)	What are the revenue and net income projections by quarter and what are the projected capital expenditures and the depreciation/amortization expense for fiscal 2015?

Revenues are projected to have some variation between quarters with a spread of 10% between the second quarter, which is projected to be the highest, and the fourth, which is expected to be the lowest. The first and third quarters are projected to be about the same and fall between the second and fourth quarter revenues.

Net income by quarter is projected to be relatively flat other than the first quarter. We are projecting that net income for the first quarter as a percent of the projected net income for all of fiscal 2015 will be approximately 10-15% with the remainder being fairly evenly divided over the last three quarters.

Cash flow from operations is projected to be approximately $30 million to $35 million, an increase of 40% to 65% compared to fiscal 2014. Capital expenditures are projected to be approximately $17.0 to $20.0 million. The increase from the $14.9 million of capital expenditures during fiscal 2014 is primarily due to capacity expansion at Apio to meet current and future demand. Depreciation and amortization expense is projected to be approximately $8.6 million in fiscal 2015.

2)	When will the new salad processing line be fully operational? How much will this new line increase the capacity for processing salads and stir fry products?

We are expecting to have the new salad line fully operational by the end of August. Once fully operational, this new line will double our processing capacity for salads and stir fry products.

3)	Are the Sweet Kale Salad and Ginger Boy Choy vegetable salad kits still growing?

Apio is significantly expanding distribution of its Sweet Kale and Ginger Bok Choy Salads to club stores and retail grocery chains due to strong consumer demand. According to Nielsen, of the salad kits introduced in the last year, the Sweet Kale Salad kit is number one and the Ginger Bok Choy Salad kit is growing.

4)	When will the next vegetable salad kit and/or stir fry products be introduced and how many new products does the Company plan to introduce by the end of fiscal 2015?

In addition to the Sweet Kale and Ginger Bok Choy Salad kits, Apio has recently launched three additional new products; (1) the Apple & Kale Salad in Costco Canada as part of a salad rotation program, (2) the Kale & Red Chard Stir Fry in Costco US on a rotational program and in a large number of retail grocery chains, and (3) the Shanghai Stir Fry kits in a large number of retail grocery chains. We plan to launch on average one new superfood product per quarter for the foreseeable future to take advantage of a number of upward trends in specific nutrient-dense superfood items and healthier consumer eating habits.

5)	Is the fresh-cut produce category continuing to grow?

The fresh-cut produce category is continuing to show growth. According to Nielsen/Perishable Group for the 12 months ended May 2014, the unit volume growth for the fresh-cut vegetable category was 10%.

6)	What is the Company doing to reduce its produce sourcing risks in the future?

As stated in Landec’s third quarter 2014 release, Apio utilizes fresh, raw vegetable commodities in the processing of its value added products. The supply and quality of these raw commodities are subject to agricultural risk which is predominately driven by weather conditions. While Apio cannot control the weather, it is employing risk mitigating strategies such as contracting supply from the best growers in the best historical seasonal growing regions and by planning for lower harvest yields during transition and winter seasons. Apio has recently enhanced its program by increasing regional diversification, including sourcing more produce from Texas and Mexico, by example, and adding procurement and demand planning personnel to improve its visibility and response to potential supply situations. Apio is also evaluating its grower contracting approach in months that have higher weather uncertainty. The Company believes it is prudent to plan for continued adverse weather events and to include the costs associated with adverse weather in its operational budget and financial guidance.

7)	What impact is the California drought having on Apio’s business?

As of now, the California drought is not having a material impact on Apio since almost all of its contracted growers use ground water to irrigate their crops. This could change in the future if the drought persists and ground water reserves reach depletion.

8)	Excluding the one-time inventory reduction by one of Lifecore’s customers in fiscal 2015, is the rest of Lifecore’s business growing and if so by how much? What are Lifecore’s prospects after fiscal 2015?

Excluding the one-time reduction in purchases during fiscal 2015 from one of Lifecore’s customers, for the remainder of Lifecore’s business, revenues are expected to grow 8% and margins, as a percent of revenues, are expected to be consistent year over year.

Lifecore is continuing to see growth in its hyaluronan-based ophthalmic products that received U.S. FDA approvals in late 2012. Lifecore expects continued incremental revenues and profits from these products in fiscal 2015. In addition, Lifecore is actively supporting development programs with partners, some involving the transfer of existing products manufacturing to Lifecore and others that are in late stage clinical studies. The efforts supporting these programs are expected to generate additional development revenues in fiscal 2015, and have the opportunity to generate commercial revenues within the next 18 to 24 months.

Looking forward, Lifecore's growth is expected to be fueled by the success of its development programs and the subsequent increase in volume in its aseptic filling business. In support of this growth strategy, Lifecore has plans to make capital investments to provide for automation, operating efficiencies and increased capacity. The anticipated demand for increased capacity is based on current and anticipated development programs being commercialized in the future. The development program opportunities have resulted from expanding existing customer relationships as well as from emerging new customers. The investment and strategic growth direction are well synchronized with project milestones and positions Lifecore to attract both HA and non-HA based opportunities. This effort greatly strengthens Lifecore's market presence by offering existing and potential customers a complete service profile of technical expertise, product development, quality systems and commercial capacity.

9)	Why does the change in the estimated fair market value of Windset vary significantly quarter to quarter?

There are numerous factors that impact the estimated fair market value of Windset, the most important of which is Windset’s five-year projected financial information. Windset’s financial projections include the estimated future growth of its existing operations and the estimated financial impacts of Windset board-approved future opportunities and expansion plans. These projections are then discounted based on the inherent risk in the business to determine the fair market value of Windset. Over time the rates used to discount Windset’s financial projections should decrease as Windset’s business matures and its business risks decrease.

Windset updates their financial projections at least twice per year and provides them to Landec. The Company, with assistance from an outside independent appraiser, uses these updated projections along with the appropriate discount rates to calculate the change in the estimated fair market value of Landec’s investment in Windset and as a result the change can vary significantly quarter to quarter.

It should be noted that the estimated fair market value of Windset has increased each quarter since inception, including the increase of $1.9 million in the fourth quarter of fiscal 2014. However, the change in the estimated value may increase or decrease in a given quarter when compared to past quarters. As of May 25, 2014, the estimated fair market value of our Windset investment was $39.6 million compared to $29.6 million at May 26, 2013.

The Company believes, based on the historical trend of Windset’s business, that the fair market value of Windset will continue to increase in the future, although all market values are subject to fluctuations both up and down.

10)	How do the results by line of business for the three and twelve months ended May 25, 2014 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months ended 5/25/14	Three months ended 5/26/13	Twelve months ended 5/25/14	Twelve months ended 5/26/13
Revenues:
Apio Value Added(a)	$97,771	$86,516	$360,728	$320,447
Apio Export	14,721	11,714	69,827	78,568
Total Apio	112,492	98,230	430,555	399,015
Lifecore	8,165	8,238	45,704	41,281
Corporate (b)	272	645	554	1,412
Total Revenues	120,929	107,113	476,813	441,708

Gross Profit:
Apio Value Added	11,935	8,186	36,318	37,077
Apio Export	1,325	867	5,340	5,274
Total Apio	13,260	9,053	41,658	42,351
Lifecore	2,656	3,377	20,456	19,102
Corporate	227	600	450	1,307
Total Gross Profit	16,143	13,030	62,564	62,760

R&D:
Apio	230	250	1,105	1,088
Lifecore	1,037	1,305	4,739	4,930
Corporate	369	1,097	1,360	3,276
Total R&D	1,636	2,652	7,204	9,294

S,G&A and other:
Apio (c)	6,005	4,608	22,860	18,043
Lifecore	1,107	1,107	4,251	4,595
Corporate	2,089	550	8,059	5,960
Total S,G&A	9,201	6,265	35,170	28,598

Other (d):
Apio	1,773	1,640	9,538	7,334
Lifecore	14	(20)	(4)	(163)
Corporate	(2,551)	(1,214)	(10,579)	(9,452)
Total Other	(764)	406	(1,045)	(2,281)

Net Income (Loss):
Apio	8,798	5,835	27,231	30,554
Lifecore	526	945	11,462	9,414
Corporate	(4,782)	(2,261)	(19,548)	(17,381)
Net Income	$4,542	$4,519	$19,145	$22,587

a) Apio’s Value-Added business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.

b) Included in Corporate are the non-Apio and non-Lifecore royalties and profit sharing.

c) S,G&A for Apio for the twelve months ended May 26, 2013 of last year was reduced by $3.9 million due to the one-time earn-out adjustment associated with the acquisition of GreenLine.

d) Included in Other are other operating income/(expense), net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.